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                                                                    Exhibit 99.1
[Meadowbrook Logo]



                        MEADOWBROOK INSURANCE GROUP, INC.
                                  (NYSE - MIG)

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CONTACT:   KAREN M. SPAUN                      JENNIFER LA
           CHIEF FINANCIAL OFFICER             DIRECTOR OF FINANCIAL ANALYSIS
           (248) 204-8178                      (248) 204-8159

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                        MEADOWBROOK INSURANCE GROUP, INC.
                       ANNOUNCES A.M. BEST RATINGS UPGRADE
                               TO B++ (VERY GOOD)

                              SOUTHFIELD, MICHIGAN
                                 APRIL 19, 2005


Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today that the ratings of certain of its insurance company subsidiaries have been upgraded by rating agency A.M. Best Company to "B++" (Very Good). The upgrade reflects A.M. Best's positive assessment of Meadowbrook's financial condition as a result of the Company's continued underwriting and operating improvements through 2004, the group's solid capitalization and management's knowledge and expertise in the alternative risk market.


The rating applies to three of Meadowbrook's insurance company subsidiaries:
Star Insurance Company, Savers Property & Casualty Insurance Company, and Williamsburg National Insurance Company. Additionally, A.M. Best reaffirmed the rating of the Company's other insurance company subsidiary, Ameritrust Insurance Corporation, as "B+", with a positive outlook.


In its news release, A.M. Best noted: "The rating also recognizes the significant improvement in 2004 earnings, Meadowbrook's earnings prospects in 2005 and diminished reserve development reported from prior years."


"We are very pleased with A.M. Best's decision to upgrade these ratings," said Robert S. Cubbin, President and Chief Executive Officer of Meadowbrook Insurance Group. "We anticipate that this news will be positively received by the marketplace and will allow us to continue to retain and attract quality business."


ABOUT MEADOWBROOK INSURANCE GROUP
A leader in the alternative risk market, Meadowbrook is a program-based risk management company, specializing in alternative risk management solutions for agents, brokers, and insureds of all sizes. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter.